Exhibit 4.13.1

DATED 17 APRIL 2019

(1)	MEREO BIOPHARMA GROUP PLC (as Borrower)

(2)	THE GUARANTORS (as Guarantors)

(3)	SILICON VALLEY BANK and KREOS CAPITAL V (UK) LIMITED (as Lenders)

(4)	KREOS CAPITAL V (UK) LIMITED (as Agent)

(5)	KREOS CAPITAL V (UK) LIMITED (as Security Agent)

DEED OF CONSENT AND AMENDMENT

RELATING TO A £20,455,000 LOAN AGREEMENT

DATED 28 SEPTEMBER 2018

5 Fleet Place London EC4M 7RD Tel: +44 (0)20 7203 5000 ● Fax: +44 (0)20 7203 0200 ● DX: 19 London/Chancery Lane www.charlesrussellspeechlys.com

CONTENTS

1	DEFINITIONS AND INTERPRETATION	1

2	CONSENT	4

3	CONDITIONS PRECEDENT TO CONSENT	5

4	CLEAN UP ACTIONS	5

5	REPRESENTATIONS	5

6	AMENDMENT, WAIVER AND DELIVERY OF WARRANTS	6

7	EXTENSION OF INTEREST ONLY PERIOD	6

8	CONTINUITY AND FURTHER ASSURANCE	6

9	COSTS AND EXPENSES	7

10	MISCELLANEOUS	7

11	GOVERNING LAW	8

SCHEDULE 1 THE GUARANTORS		9

SCHEDULE 2 CONDITIONS PRECEDENT		10

SCHEDULE 3 CLEAN UP ACTIONS		11

SCHEDULE 4 WARRANTIES		12

SCHEDULE 5 AMENDMENTS TO ORIGINAL FACILITY AGREEMENT		21

SCHEDULE 6 REPAYMENT SCHEDULE		28

SCHEDULE 7 NET CASH CALCULATION		29

THIS DEED is dated     April 2019 and made between:

(1)	MEREO BIOPHARMA GROUP PLC (the Borrower);

(2)	THE SUBSIDIARIES of the Borrower listed in Schedule 1 as guarantors (the Guarantors and together with the Borrower, the Obligors); and

(3)

SILICON VALLEY BANK (SVB) a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 US and registered in England & Wales under numbers BR014561 and FC029579 acting through its UK branch at Alphabeta 14-18 Finsbury Square, London, EC2A 1BR and KREOS CAPITAL V (UK) LIMITED (Kreos) a limited liability company incorporated under the laws of England & Wales with company number 09728300 and its registered office at 25 Old Burlington Street London W1S 3AN (each a Lender and a Warrantholder and together the Lenders and the Warrantholders);

(4)

KREOS CAPITAL V (UK) LIMITED a limited liability company incorporated under the laws of England & Wales with company number 09728300 and its registered office at 25 Old Burlington Street London W1S 3AN (in its capacity as agent) (the Agent); and

(5)

KREOS CAPITAL V (UK) LIMITED a limited liability company incorporated under the laws of England & Wales with company number 09728300 and its registered office at 25 Old Burlington Street London W1S 3AN (in its capacity as security agent) (the Security Agent).

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed:

Amended Facility Agreement	the Original Facility Agreement, as amended by this Deed;

Clean Up Actions	those actions specified in Schedule 3 of this Deed;

Clean Up Period	the period from the Effective Date up to the date 90 days after the Effective Date, provided that (i) in respect of any breach of a representation or any undertaking, covenant or obligation under a Loan Document that relates to the banking arrangements, practices or accounts of any OncoMed Companies, the period shall last until 30 September 2019, (ii) in respect of the Deeds of Accession, the period shall last until 6 June 2019 and (iii) if, prior to the expiry of the aforementioned 90 day period, the Borrower provides written notice to the Agent of any matters relating to the OncoMed Companies that reasonably require a longer period of time in which to ensure sufficient action is taken by the Obligors to prevent such matters causing an Event of Default, the Lenders may in their discretion acting as they reasonably think fit grant the Obligors an additional extension to such cure period of 60 days commencing from the date 90 days after the Effective Date;

Company IP Rights	has the meaning given to it in the OncoMed Merger Agreement.

Company Material Adverse Effect	has the meaning given to it in the OncoMed Merger Agreement.

Deeds of Accession	the deeds of accession in a form to be agreed between the Lenders and the Borrower relating to the OncoMed Companies and NAVI Sub;

Effective Date	the date on which the Agent has received each of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in a form and substance reasonably satisfactory to the Agent;

Guarantee Obligations	the guarantee and indemnity obligations of a Guarantor contained in the Original Facility Agreement;

Intervening Events of Default	any Event of Default which is not an OncoMed Event of Default;

Legal Proceeding	has the meaning given to it in the OncoMed Merger Agreement;

Mereo US Holdings	Mereo US Holdings Inc., a Delaware corporation;

NAVI Sub	NAVI Subsidiary, Inc. a Delaware corporation;

Net Cash	has the meaning given to it in the OncoMed Merger Agreement;

Net Cash Calculation	a statement of Net Cash of OncoMed Target prepared on the basis set out in the OncoMed Merger Agreement showing a balance of not less than US$35 million, an example of which is set out in Schedule 7;

OncoMed Acquisition	the completion of the acquisition of OncoMed Target by Mereo US Holdings pursuant to the OncoMed Merger Agreement;

OncoMed Acquisition Date	the date on which Closing (as defined in the OncoMed Merger Agreement) occurs;

OncoMed Assets	the assets of the OncoMed Companies, other than the OncoMed Restricted Assets;

OncoMed Companies	together Mereo US Holdings and OncoMed Target together with subsidiaries from time to time;

OncoMed Events of Default	any breach, of a representation or any undertaking, covenant or obligation under a Loan Document or any Event of Default which occurs during the Clean-Up Period which is only an Event of Default, a breach of representation or warranty or a breach of covenant, obligation or undertaking (as the case may be) by reason of circumstances relating solely to the OncoMed Companies (or any of them) other than a breach which in the reasonable opinion of the Lenders might have a material adverse effect on the business of the Group;

OncoMed Merger Agreement	the Agreement and Plan of Merger and Reorganisation between the Borrower, Mereo US Holdings, Mereo Mergerco One Inc., and OncoMed Target dated 5 December 2018;

OncoMed Target	OncoMed Pharmaceuticals, Inc., a Delaware corporation;

Original Facility Agreement	the £20,455,000 loan agreement dated 28 September 2018 between, amongst others, the Borrower, the Guarantors, the Agent and the Lenders (each as defined therein);

Proposed Completion Date	23 April 2019 or such other date as agreed between the Borrower and the Agent;

Warrantholder	has the meaning given to it in the Warrant Instrument;

Warrant Instrument	the Warrant Instrument relating to the issue of warrants entitling the holders to subscribe for Warrant Shares in the capital of Mereo BioPharma Group PLC dated 1 October 2018;

Warranties	the representations and warranties set out in Schedule 4;

Warrantors	the Obligors, excluding the OncoMed Companies.

1.2	Incorporation of defined terms

1.2.1	Unless a contrary indication appears, a term defined in the Original Facility Agreement has the same meaning in this Deed.

1.2.2	The principles of construction set out in the Original Facility Agreement shall have effect as if set out in this Deed.

1.3	Clauses

In this Deed any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause in or a Schedule to this Deed.

1.4	Third party rights

A Person who is not a party to this Deed has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.

1.5	Loan Document

This Deed is a Loan Document.

2	CONSENT

2.1

For all purposes pursuant to the Loan Documents (including in particular but not limited to clauses 9.3, 9.7 and 10.2.1 of the Original Facility Agreement), the Finance Parties hereby consent to the OncoMed Acquisition on the terms set out in this Deed.

2.2	This Deed takes effect from the Effective Date.

3	CONDITIONS PRECEDENT TO CONSENT

This Deed is conditional upon fulfilment or delivery of the actions and documents set out in Schedule 2 to the reasonable satisfaction of the Agent on or before the Proposed Completion Date.

4	CLEAN UP ACTIONS

4.1

As soon as reasonably practicable after the Effective Date, and in any event before the expiry of the Clean Up Period, the Borrower and Obligors shall procure that the OncoMed Companies shall, carry out and fulfil the Clean Up Actions.

4.2

The Clean Up Actions shall comprise the preparation and delivery to the Agent, on terms that it shall approve (acting reasonably), of such documents as shall provide to the Lenders security over the OncoMed Assets in accordance with clause 8.2 of the Amended Facility Agreement.

4.3	Without limiting the foregoing, the Clean Up Actions shall include delivery to the Agent of those documents listed in Schedule 3 (Clean Up Actions).

4.4

Subject to Clause 4.6 below, so long as the Borrower and Obligors use and continue to use their respective reasonable endeavours to fulfil and deliver the Clean Up Actions before the end of the Clean Up Period, the Finance Parties shall take no action to enforce their rights arising from the OncoMed Events of Default.

4.5

Without prejudice to this Clause 4, the Borrower shall notify the Agent forthwith of any circumstances existing which mean that any NAVI Sub or the OncoMed Companies cannot make the representation set out in clause 5.2.1 of the Original Facility Agreement.

4.6

Nothing in this Deed shall affect or restrict the rights of the Finance Parties arising from any Intervening Event of Default or any OncoMed Event of Default continuing after expiry of the Clean Up Period.

5	REPRESENTATIONS

5.1	For the purpose of the Consent, the Warrantors represent and warrant to the Lenders in the terms set out in Schedule 4 (Warranties).

5.2

The Warranties are deemed to be made by each Warrantor (by reference to the facts and circumstances then existing) subject to clause 6.2 (Waiver) on the Effective Date, and references to “this Deed” in the Warranties should be construed as references to this Deed and to the Original Facility Agreement and on the Effective Date, to the Amended Facility Agreement.

6	AMENDMENT, WAIVER AND DELIVERY OF WARRANTS

6.1	Amendment

6.1.1	With effect from the Effective Date, the Original Facility Agreement shall be amended as set out in Schedule 5 (Amendments to Original Facility Agreement).

6.1.2	The OncoMed Companies shall be Guarantors and Obligors for all purposes of the Original Facility Agreement and this Deed with effect from the date of the Deeds of Accession.

6.2	Waiver

The issue of warrants for the right to subscribe for 41,286 shares in the capital of the Borrower at a price of £0.003 per share to the Alpha-1 Foundation, as announced by the Borrower on 26 November 2018 (the Alpha-1 Warrant Issue) constitutes an Adjustment (as defined in the Warrant Instrument). The Lenders and Warrantholders hereby waive any default or Event of Default (if any) that is or may be continuing as a result of the Borrower not having satisfied the provisions of clause 11 (Adjustment of Warrant) of the Warrant Instrument within the time specified therein.

6.3	Delivery of Warrants

No later than 10 days after the OncoMed Acquisition Date, the Borrower shall:

6.3.1	provide each Warrantholder with a notice of adjustment pursuant to clause 11.1 of the Warrant Instrument in respect of the Alpha-1 Warrant Issue; and

6.3.2	issue Replacement Warrant Certificates (as defined in the Warrant Instrument).

7	EXTENSION OF INTEREST ONLY PERIOD

With effect from the Effective Date and delivery to the Agent of the Net Cash Calculation, the Finance Parties confirm that the conditions of clause 2.3.2 of the Original Facility Agreement shall be met and the Repayment Schedule shall be as set out in Schedule 6 (Repayment Schedule).

8	CONTINUITY AND FURTHER ASSURANCE

8.1	Continuing obligations

The provisions of the Original Facility Agreement and the other Loan Documents shall, save as amended by this Deed, continue in full force and effect.

8.2	Confirmation of Guarantee Obligations

For the avoidance of doubt, each Guarantor confirms for the benefit of the Finance Parties that all Guarantee Obligations owed by it under the Amended Facility Agreement shall (a) remain in full force and effect notwithstanding the amendments referred to in Clause 6 (Amendment) and (b) extend to any new obligations assumed by any Obligor under the Loan Documents as a result of this Deed (including, but not limited to, under the Amended Facility Agreement).

8.3	Further assurance

Each Obligor, shall, at the request of the Agent and at such Obligor’s own expense, do all such acts and things necessary or reasonably desirable to give effect to the amendments effected or to be effected pursuant to this Deed.

8.4	Confirmation of security

On the Effective Date, each Obligor confirms that:

8.4.1

any security created by it under the Security Documents extends to the obligations of the Obligors under the Loan Documents (including the Loan Agreement as amended by this Deed) subject to any limitations set out in the Security Documents;

8.4.2

the obligations of the Obligors arising under the Loan Agreement as amended by this Deed are included in the Secured Obligations (as defined in the Security Documents) subject to any limitations set out in the Security Documents; and

8.4.3	the security created under the Security Documents continue in full force and effect on the terms of the respective Security Documents.

8.5	No New Security Interest

No part of this Deed is intended to or will create registrable security.

9	COSTS AND EXPENSES

The Borrower shall promptly on demand pay the Agent the amount of all costs and expenses (including but not limited to legal fees) reasonably incurred by the Agent in connection with the negotiation, preparation, printing and execution of this Deed and any other documents referred to in this Deed.

10	MISCELLANEOUS

10.1	Reservation of rights

10.1.1	Except as expressly waived or amended by this Agreement, the Loan Documents and the Warrant Instrument continue in full force and effect.

10.1.2	This Deed does not constitute a waiver of any right or remedy other than in relation to the specific waivers expressly given under this Deed.

10.2	Incorporation of terms

The provisions of clause 13 (Notices), and clause 15.2, clause 15.3 and clause 16.5 (Severability of Provision) of the Original Facility Agreement shall be incorporated into this Deed as if set out in full in this Deed and as if references in those clauses to “this Agreement” or “the Loan Documents” are references to this Deed.

10.3	Counterparts

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

10.4	IP Filings

The Lenders and the Obligors agree that the requirements of Paragraph 1 of Schedule 3 of this Deed (Clean Up Actions) and clause 3.5.1 of the Loan Agreement shall not apply to the Oncomed Companies to the extent that doing so would preclude or adversely affect the ability of an Oncomed Company to make a Permitted Disposal or would cause a breach of the Celgene Option.

10.5	Notification Letter

Without prejudice to any accrued rights or claims, this Deed replaces and supersedes the notification letter between the parties of 4 December 2018.

11	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Deed has been entered into and delivered on the date stated at the beginning of this Deed.

SCHEDULE 1

THE GUARANTORS

MEREO BIOPHARMA 1 LIMITED, a limited liability company incorporated under the laws of England and Wales with company number 09646998 and its registered office at 4th Floor, One Cavendish Place, London, W1G 0QF, England;

MEREO BIOPHARMA 2 LIMITED, a limited liability company incorporated under the laws of England and Wales with company number 09647035 and its registered office at 4th Floor, One Cavendish Place, London, W1G 0QF, England;

MEREO BIOPHARMA 3 LIMITED, a limited liability company incorporated under the laws of England and Wales with company number 09647034 and its registered office at 4th Floor, One Cavendish Place, London, W1G 0QF, England;

MEREO BIOPHARMA 4 LIMITED, a limited liability company incorporated under the laws of England and Wales with company number 11029583 and its registered office is at 4th Floor, One Cavendish Place, London, W1G 0QF, England; and

MEREO BIOPHARMA IRELAND LIMITED, a limited liability company incorporated under the laws of the Republic of Ireland with company number 627891 and its registered office is at 25-28 North Wall Quay, Dublin 1, D01 H104, Ireland.

SCHEDULE 2

CONDITIONS PRECEDENT

1

A certificate of a director of Obligors with respect to their constitutional documents and resolutions of the relevant corporate bodies (i) approving the terms of, and the transactions contemplated by, this Deed and resolving that it execute, deliver and perform this Deed, (ii) authorising a specified person or persons to execute this Deed, and (iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Deed.

2

The provision of a certified copy of the resolutions of each Obligor’s board of directors (other than in respect of the Borrower, which shall provide resolutions from its duly appointed M&A Committee, which was constituted pursuant to a prior resolution of the directors of the Borrower at a board meeting of the Borrower on 19 October 2018 and whose authorities were further expanded at a board meeting of the Borrower on 4 April 2019) authorising the transactions contemplated by this Deed and the execution and delivery to the Lender of this Deed.

3

Unless the certificate provided under paragraph above 1 specifies that the copy of such document provided under Clause 3 of the Original Facility Agreement remains up to date, certified copies of the Certificate of Incorporation and the Memorandum and Articles of Association of each Obligor.

4	A copy of the certificate signed by the chief executive officer and the chief financial officer of the Borrower required to be delivered pursuant to section 8.3 of the OncoMed Merger Agreement.

5	The Net Cash Calculation.

SCHEDULE 3

CLEAN UP ACTIONS

1

Subject to clause 10.4 (IP Filings), each Obligor shall instruct its patent agents or appropriate local counsel, to prepare and deliver the documents required to register the Lenders’ security interests over the material Patents (other than any OncoMed Restricted Assets (as defined in the Amended Facility Agreement)) which exist as at the OncoMed Acquisition Date to the patent registries of UK, USA as soon as possible and in any event by no later than expiry of the Clean Up Period and thereafter use all commercially reasonable endeavours to achieve registration of the Lenders’ security interests thereon. If any objection or challenge to such registration is received or if any delay in such registration occurs or is likely to occur, the relevant Obligor shall forthwith inform the Agent thereof, and, without prejudice to the Lenders rights hereunder, agree how to deal with such objection, challenge or delay. The Agent may, after having provided not less than 10 Business Days’ notice to the Borrower of its intention to do the following, take on the registration process from the Borrower at the cost of and with the continuing assistance of the Borrower at any time.

2	A security agreement in a form approved by the Lenders over the OncoMed Assets consistent with clause 8.2 of the Amended Facility Agreement.

3	A Perfection Certificate in respect of OncoMed Target, Mereo US Holdings and NAVI Sub.

4	A Deed of Accession in respect of each of OncoMed Target, Mereo US Holdings and NAVI Sub.

SCHEDULE 4

WARRANTIES

Each Warrantor, as the case may be, represents and warrants to the Finance Parties as follows:

1	DUE INCORPORATION AND AUTHORISATION; POWER AND AUTHORITY

1.1

The Borrower is a public company and each Guarantor is a private company with limited liability, duly incorporated and validly existing under the laws of England and Wales (save in respect of Guarantor 5, which is duly incorporated and validly existing under the laws of the Republic of Ireland) and has power to carry on its business as it is now being conducted and to own its property and other assets. In connection with this Deed, the Borrower has previously delivered to the Agent a certificate signed by it and, entitled “Perfection Certificate” (the Perfection Certificate) relating to itself and each Guarantor. Each Obligor represents and warrants to the Finance Parties that: (a) its exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; and (b) it is an organisation of the type, and is incorporated in the jurisdiction, set out in the Perfection Certificate; and (c) the Perfection Certificate accurately sets out each Obligor’s registered number; and (d) the Perfection Certificate accurately sets out such Obligor’s corporate seat and its registered office as well as such Obligor’s postal address if different from its registered office, and (e) all other information set out in the Perfection Certificate pertaining to such Obligor and each of its Subsidiaries including as to its assets and liabilities, the material Copyrights, Trademarks and Patents is accurate and complete.

1.2

The execution, delivery and performance of this Deed and the other Loan Documents to which any Obligor is a party are within the corporate powers of such Obligor, have been duly authorised by all necessary corporate and other action and do not and will not conflict with (i) any law or regulation applicable to it; (ii) the constitutional documents of such Obligor or any other organisational documents; (iii) any agreement or instrument binding on such Obligor or (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect and customary filings with any Governmental Authority necessary to register or perfect any Lien created pursuant to the Loan Documents) or (v) constitute an event of default under any material agreement by which such Obligor is bound. Each Obligor is not in default under any agreement to which it is a party or by which it or its assets are bound in which the default could reasonably be expected to have a material adverse effect on such Obligor’s business.

2	COLLATERAL

2.1

Each Obligor has good title to the Collateral, free of Liens except Permitted Liens or any Lien arising in the ordinary course of business of such Obligor which is discharged in the ordinary course of business of such Obligor. Each Obligor has no deposit accounts other than the deposit accounts, if any, described in the Perfection Certificate delivered to Agent in connection herewith, or of which such Obligor has given Agent notice and taken such actions as are necessary to give Security Agent a perfected security interest therein. The Accounts are bona fide, existing obligations of each relevant Account Debtor.

2.2

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of any tangible Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to clause 9.6 (Encumbrance).

2.3

Each Obligor is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licences granted to its customers, agents, partners or suppliers, in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed or sub-licensed to such Obligor and noted on the Perfection Certificate. Save in respect of any Permitted Liens, each Obligor’s Intellectual Property is not subject to any Liens. To the knowledge of each Obligor, each Patent which it owns or purports to own and which is material to such Obligor’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to such Obligor’s business has been adjudged invalid or unenforceable, in whole or in part. To the best of each Obligor’s knowledge, no claim has been made that any part of the Intellectual Property infringes the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on such Obligor’s business.

2.4	Except as noted on the Perfection Certificate, each Obligor is not a party to, nor is it bound by, any Restricted Licence.

3	LITIGATION

There are no actions or proceedings pending or, to the knowledge of such Obligor’s Responsible Officers or legal counsel, threatened (save for any speculative claims by employees or former employees or oppositions to any third party intellectual property filings in the ordinary course of an Obligor’s protection of its intellectual property rights) by or against such Obligor or any of its Subsidiaries or Affiliates (other than Mereo US Holdings and its Subsidiaries), involving more than, individually or in the aggregate, One Hundred Thousand Pounds (£100,000) (or its equivalent in any other currency).

4	FINANCIAL STATEMENTS; FINANCIAL CONDITION

4.1

All consolidated financial statements for the Obligors and any of their Subsidiaries and/or Affiliates (if any) (other than Mereo US Holding and its Subsidiaries) truly and fairly present the Group’s financial condition and results of operations. There has not been any material deterioration in the Group’s assets, liabilities, financial condition or prospects as a whole since the date of such financial statements (Accounts Date).

4.2

The unaudited consolidated management accounts of the Borrower and its Subsidiaries since the Accounts Date up to 28 February 2019 (Management Accounts Date) fairly present the assets, liabilities, financial condition and prospects of the Group and so far as the Borrower is aware there has been no material deterioration in the Group’s assets, financial condition or prospects since the Management Accounts Date.

5	FORECASTS AND PROJECTIONS

All unaudited forecasts and projections supplied by or on behalf of an Obligor to the Agent were carefully prepared and believed by such Obligor to be not misleading in any material respect at the date on which they were provided.

6	SOLVENCY

No:

6.1.1	corporate action, legal proceeding or other procedure or step described in clause 10.5 (Insolvency and insolvency proceedings); or

6.1.2	attachment described in clause 10.4 (Attachment),

has been taken or, to the knowledge of each Obligor, is threatened or pending in relation to such Obligor.

7	CENTRE OF MAIN INTERESTS

For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the Regulation), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in England and Wales, except in the case of Guarantor 5, whose centre of main interest is Ireland.

8	REGULATORY COMPLIANCE

To the best of each Obligors’ knowledge, each Obligor has not breached any laws, ordinances or rules or regulations, the breach of which could reasonably be expected to cause a Material Adverse Change. None of any Obligor’s (or any of its Subsidiaries/Affiliates) property or assets has been used by such Obligor or, to the best of such Obligor’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Each Obligor (and each of its Subsidiaries/Affiliates) has obtained all consents, approvals and authorisations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to be detrimental to such Obligor’s business.

9	SUBSIDIARIES; INVESTMENTS

Each Obligor does not own any stock, partnership interest or other equity securities except for Permitted Investments.

10	TAXATION

Each Obligor has complied in all material respects with all Taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it and no claims are being asserted against it in respect of Taxes save for assessments in relation to the ordinary course of the business of such Obligor or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest accounts of such Obligor or information delivered to Agent under this Deed.

11	FULL DISCLOSURE

No written representation, warranty or other statement of any Obligor in any certificate or written statement given to Agent, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Agent, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognised by Agent that the projections and forecasts provided by such Obligor in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

12	NO WINDING-UP

Each Obligor has not taken any corporate or other action nor has any application been made or have any other steps been taken or legal proceedings been started or (to the best of such Obligor’s knowledge and belief having made due and proper enquiry) threatened against such Obligor or any of its Subsidiaries/Affiliates for its winding-up or for the appointment of a trustee, liquidator, receiver, administrative receiver, administrator or similar officer of it or of any or all of its assets.

13	AIM STATUS

The shares of the Borrower are duly admitted to trading on AIM and no circumstances exist to the Borrower’s knowledge which are reasonably likely to cause the suspension or cancellation of such admission. The Borrower has complied and continues to comply with all AIM Rules and Disclosure and Transparency Rules and the Market Abuse Regulation as applicable to it.

14	PATENTS

The Borrower owns the Patents and has good title to, has rights in, and the power to transfer each of the Patents.

15	LICENCES

Other than as previously disclosed to the Agent in the Perfection Certificate, each Obligor is not a party to, nor is bound by, any material licence (other than over the counter software that is commercially available to the public) or other material agreement with respect to which such Obligor is the licensee that prohibits or otherwise restricts such Obligor from granting a charge in such Obligor’s interest in such licence or agreement or any other property. Each Obligor shall provide written notice to Agent within fifteen (15) days of entering or becoming bound by, any such licence or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition. Each Obligor shall take such steps as Agent reasonably requests to obtain the consent of, authorisation by or waiver by, any Person whose consent or waiver is necessary for all such licences or contract rights to be deemed Collateral and for Agent to have a charge in it that might otherwise be restricted or prohibited by law or by the terms of any such licence or agreement, whether now existing or entered into in the future.

16	SUBORDINATED DEBT

16.1	All amounts due to officers, directors, shareholders, the holder(s) of the Convertible Loans and any secured creditors (other than Lenders) of each Obligor have been subordinated to the Obligations.

16.2	No amounts are due to officers, directors, shareholders of any Obligor.

17	ONCOMED ACQUISITION

17.1	As from the OncoMed Acquisition Date, the Borrower shall have good title free of Liens to the outstanding stock and shares of the OncoMed Companies.

18	ONCOMED GROUP STRUCTURE

18.1	On the OncoMed Acquisition Date, Mereo US Holdings has no Subsidiary other than OncoMed Target and Navi Sub.

19	STATUS OF ONCOMED MERGER AGREEMENT

19.1

The OncoMed Merger Agreement has been duly executed and delivered by the Borrower, Mereo US Holdings, Mereo Mergerco One Inc., and OncoMed Target, and constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions (as defined in the OncoMed Merger Agreement).

20	ONCOMED FINANCIAL STATEMENTS

20.1

To the Borrower’s Knowledge, OncoMed Target has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the United States Securities and Exchange Commission (SEC) under the Securities Exchange Act of 1934 (as amended) (the Exchange Act) or the Securities Act of 1933 (the Securities Act) since January 1, 2016 (the OncoMed Target SEC Documents). To the Borrower’s Knowledge, as of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of the OncoMed Merger Agreement, then on the date of such filing), each of the OncoMed Target SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to Borrower’s Knowledge, as of the time they were filed, none of the OncoMed Target SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

20.2

To the Borrower’s Knowledge, the certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) relating to the OncoMed Target SEC Documents are accurate and complete and comply as to form and content with all applicable Laws (as defined in the OncoMed Merger Agreement).

21	ONCOMED INDEBTEDNESS

21.1

To the Borrower’s Knowledge, OncoMed Target does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a Liability), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with United States generally accepted accounting principles (US GAAP), except for:

21.1.1

Liabilities disclosed, reflected or reserved against in the unaudited balance sheet of OncoMed Target as of 31 December 2018, included in OncoMed Target’s Report on Form 10-Q for the fiscal quarter ended 31 December 2018, as filed with the SEC (the OncoMed Target Unaudited Interim Balance Sheet);

21.1.2

normal and recurring current Liabilities that have been incurred by OncoMed Target since the date of the OncoMed Target Unaudited Interim Balance Sheet in the Ordinary Course of Business (as defined in the OncoMed Merger Agreement) (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law (as defined in the OncoMed Merger Agreement));

21.1.3	Liabilities for performance of obligations of OncoMed Target under the Company Contracts (as defined in the OncoMed Merger Agreement);

21.1.4	Liabilities incurred in connection with the Contemplated Transactions (as defined in the OncoMed Merger Agreement);

21.1.5	Liabilities disclosed or provided for in the Net Cash Calculation.

22	ONCOMED LITIGATION

22.1

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect , to the Borrower’s Knowledge, there is no current or pending or threatened Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office):

22.1.1	contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Company IP Rights); or

22.1.2

alleging that any Company IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder conflicts with or infringes, misappropriates or otherwise violates or will conflict with or infringe, misappropriate or otherwise violate the rights of any other person or that OncoMed Target has otherwise infringed, misappropriated or otherwise violated any Intellectual Property (as defined in the OncoMed Merger Agreement) of any person.

22.2

To the Borrower’s Knowledge, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority (as defined in the OncoMed Merger Agreement) that limits the ability of OncoMed Target to exploit any Company IP Rights.

22.3	To the Borrower’s Knowledge:

22.3.1

OncoMed Target holds all required Governmental Authorizations (as defined in the OncoMed Merger Agreement) which are material to the operation of the business of OncoMed Target as currently conducted (the Permits);

22.3.2	OncoMed Target is in material compliance with the terms of the Permits. No Legal Proceeding is pending or threatened, which seeks to revoke, limit, suspend, or materially modify any Permit; and

22.3.3

the rights and benefits of each Permit will be available to OncoMed Target (the surviving corporation in the OncoMed Acquisition) immediately after the time as of which the OncoMed Acquisition becomes effective on terms substantially identical to those enjoyed by OncoMed Target as of the date of the OncoMed Merger Agreement and immediately prior to the Effective Time (as defined in the OncoMed Merger Agreement).

22.4

To the Borrower’s Knowledge, there are no Legal Proceedings pending or threatened with respect to an alleged material violation by OncoMed Target of the Federal Food, Drug, and Cosmetic Act (FDCA), Food and Drug Administration (FDA) regulations adopted thereunder, the Controlled Substance Act or any other similar Law promulgated by the FDA or other comparable Governmental Authority (as defined in the OncoMed Merger Agreement) responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products.

22.5	To the Borrower’s Knowledge, there is no pending Legal Proceeding and no person has threatened in writing to commence any Legal Proceeding:

22.5.1

that involves OncoMed Target, any current or former director, officer or employee of, or independent contractor or consultant to, OncoMed Target (in his or her capacity as such) or any of the material assets owned or used by OncoMed Target; or

22.5.2	that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions (as defined in the OncoMed Merger Agreement).

22.6

To the Borrower’s Knowledge, there is no Order (as defined in the OncoMed Merger Agreement) to which OncoMed Target, or any of the material assets owned or used by OncoMed Target, is subject. To the Borrower’s Knowledge , no officer or other Key Employee (as defined in the OncoMed Merger Agreement) of OncoMed Target is subject to any Order (as defined in the OncoMed Merger Agreement) that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of OncoMed Target or to any material assets owned or used by OncoMed Target.

22.7

To the Borrower’s Knowledge, OncoMed Target is not, and OncoMed Target has not been, engaged in any unfair labour practice within the meaning of the United States National Labor Relations Act. To the Borrower’s Knowledge, there is no Legal Proceeding, claim, labour dispute or grievance pending or threatened or reasonably anticipated relating to any employment contract, privacy right, labour dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any current or former director, officer or employee of, or independent contractor or consultant to, OncoMed Target, including charges of unfair labour practices or discrimination complaints.

23	ONCOMED PERMITTED DISTRIBUTIONS

23.1

To the Borrower’s Knowledge, the OncoMed Companies have no obligation to pay dividends or distributions including in respect of long term incentive plans or employee and officer share schemes other than:

23.1.1	in accordance with the Celgene Option (as defined in the Amended Facility Agreement);

23.1.2	in accordance with the OncoMed Existing CVR Agreement (as defined in the Amended Facility Agreement);

23.1.3	in accordance with the OncoMed Acquisition CVR Agreement (as defined in the Amended Facility Agreement) to be entered into in accordance with the OncoMed Merger Agreement.

23.2	The basis upon which the Milestone Payments (as defined in the OncoMed Merger Agreement) are to be calculated and paid as set out in the OncoMed Merger Agreement.

24	BASIS OF NET CASH CALCULATION

To the Borrower’s Knowledge, the Net Cash Calculation has been correctly prepared as at its date of preparation in accordance with the OncoMed Merger Agreement and is not misleading in any material respect.

25	DEFINITION OF “KNOWLEDGE”

For purposes of the Loan Documents, whenever a representation or warranty is made to any Obligor’s knowledge or awareness, to the Borrower’s Knowledge, to the “best of” such Obligor’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers of the relevant Obligor.

SCHEDULE 5

AMENDMENTS TO ORIGINAL FACILITY AGREEMENT

With effect from the Effective Date, the Original Facility Agreement shall be amended as follows:

(a)

in clause 5.1.1 of the Original Facility Agreement the words “England and Wales (save in respect of Guarantor 5, which is duly incorporated and validly existing under the laws of the Republic of Ireland)” shall be deleted and replaced with “its jurisdiction of incorporation”;

(b)

in clause 5.3 (Litigation) of the Original Facility Agreement the words and numbers “One Hundred Thousand Pounds (£100,000)” shall be deleted and replaced with “Two Hundred Thousand Pounds Sterling (£200,000)”;

(c)

in clause 5.7 (Centre of main interests) of the Original Facility Agreement the words “England and Wales, except in the case of Guarantor 5, whose centre of main interest is Ireland” shall be deleted and replaced with “its jurisdiction of incorporation, unless the Borrower or such Obligor has notified the Agent otherwise in writing prior to such person becoming an Obligor”;

(d)	in clause 5.14 (Patents) the words “The Borrower owns the Patents and has” shall be deleted and replaced with “Subject to the terms of the Celgene Option, the Obligors own the Patents and have”;

(e)	in clause 5.15 (Licences) the words “or the NAVI Licence” shall be added after the words “available to the public” and before the closing brackets;

(f)

in clause 6.2.5 (Legal Action Notice) of the Original Facility Agreement the words and numbers “One Hundred Thousand Pounds (£100,000)” shall be deleted and replaced with “Two Hundred Thousand Pounds Sterling (£200,000)”;

(g)	at the end of clause 6.3.2 of the Original Facility Agreement, the word “or” shall be deleted;

(h)	at the end of clause 6.3.3 of the Original Facility Agreement, the comma shall be deleted and replaced with “; or”;

(i)	a new clause 6.3.4 be added in a new line after the “or” introduced in accordance with paragraph (j) above as follows:

“any person acceding to this Agreement as an Obligor,”;

(j)	in clause 6.6.2(a), the words: “(in each case, other than in respect of any OncoMed Restricted Assets)” shall be added after the words “or otherwise”;

(k)	in clause 6.6.2(b), the words: “(in each case, other than in respect of any OncoMed Restricted Assets)” shall be added after the words “or servicemark”;

(l)	in clause 6.6.3, the words: “(in each case, other than in respect of any OncoMed Restricted Assets)” shall be added after the words “or material mask works”;

(m)	in clause 7.1 (Banking) of the Original Facility Agreement the number “50,000” shall be deleted and replaced with “100,000”;

(n)	in clause 8.2, the words: “(other than any OncoMed Restricted Assets)” shall be added after the words “substantially all of its assets”;

(o)	in clause 9.2.1 the following words shall be added after “at the Closing Date”: “(or, in respect of OncoMed Holdco or any of its Subsidiaries, at the OncoMed Acquisition Date)”;

(p)	in clause 9.3 (Mergers or Acquisitions) the following words shall be added “Except in accordance with the OncoMed Merger Agreement, no Obligor shall” at the beginning of the clause;

(q)

in clause 9.7 (Distributions; Investments) of the Original Facility Agreement the words “long term incentive plans or employee and officer shares schemes in operation in respect of each Obligor.” shall be deleted and replaced with “Permitted Distributions.”

(r)

in clause 10.2.2 (Covenant Default) of the Original Facility Agreement the words and number “the occurrence thereof” shall be deleted and replaced with “the earlier of (a) the Agent giving notice to such Obligor of the failure to comply or breach, and (b) such Obligor becoming aware of the failure to comply or breach”;

(s)

in clause 10.6 (Other Agreements) of the Original Facility Agreement the words and number “Two Hundred Thousand Pounds (£200,000)” shall be deleted and replaced with “Four Hundred Thousand Pounds Sterling (£400,000)”;

(t)

in clause 10.7 (Judgments) of the Original Facility Agreement the words and number “One Hundred Thousand Pounds (£100,000)” shall be deleted and replaced with “Two Hundred Thousand Pounds Sterling (£200,000)”;

(u)

in clause 11.6.1 of the Original Facility Agreement in paragraph (i) of the definition of Qualifying Lender the words “in respect of a payment made by an Obligor resident for tax purposes in the United Kingdom,” should be added before “a Lender which is beneficially entitled to interest payable”;

(v)

in clause 11.6.1 of the Original Facility Agreement change the defined term “Qualifying Lender” to “UK Qualifying Lender” and move the term into the correct alphabetical order of defined terms, and replace all references in clause 11.6 to “Qualifying Lender” with “UK Qualifying Lender”;

(w)

in clause 11.6.1 of the Original Facility Agreement change the defined term “Treaty Lender” to “UK Treaty Lender” and move the term into the correct alphabetical order of defined terms, and replace all references in clause 11.6 to “Treaty Lender” with “UK Treaty Lender”;

(x)

in clause 11.6.1 of the Original Facility Agreement change the defined term “Treaty State” to “UK Treaty State” and move the term into the correct alphabetical order of defined terms, and replace all references in clause 11.6 to “Treaty State” with “UK Treaty State”;

(y)

in clause 11.6.1 of the Original Facility Agreement in the definition of “UK Treaty State”, change the defined term “Treaty” to “UK Treaty” and replace all references in clause 11.6 to “Treaty” with “UK Treaty”;

(z)	in clause 11.6.1 of the Original Facility Agreement a new definition of “US Qualifying Lender” shall be inserted in the correct alphabetical order of defined terms as follows:

“US Qualifying Lender” means, in respect of a payment made by an Obligor incorporated in the United States, a Lender which is:

(i)	created or organised under the laws of the United States of America or of any state (including the District of Columbia) thereof; or

(ii)

a US Treaty Lender that is entitled to receive payments under a Loan Document to which an exemption from deduction or withholding of any United States federal income taxes may apply, provided that such Lender has delivered in a timely manner to the Obligor making such payment two original copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any other applicable or successor form) certifying that it is a resident of a foreign country with which the United States has a US Treaty; or

(iii)

entitled to receive payments under a Loan Document to which an exemption from deduction or withholding of any United States federal income taxes may apply, provided that such Lender has delivered in a timely manner to the Obligor making such payment (1) in the case of an exemption as a result of such payments being effectively connected with the conduct by such Lender of a trade or business within the United States, two original copies of Internal Revenue Service Form W-8ECI (or any other applicable or successor form) certifying that the payments made pursuant to a Loan Document are effectively connected with the conduct by that Lender of a trade or business within the United States, (2) in the case of an exemption as a result of such payments being portfolio interest under Sections 871 or 881 of the Code, two original copies of Internal Revenue Service Form W-8BEN, Form W-8BEN-E (or any other applicable or successor form), or (3) such other applicable form prescribed by the Internal Revenue Service certifying as to such Lender’s entitlement to an exemption from United States withholding tax with respect to all payments to be made to such Lender under a Loan Document;”

(aa)	in clause 11.6.1 of the Original Facility Agreement a new definition of “US Treaty Lender” shall be inserted in the correct alphabetical order of defined terms as follows:

“US Treaty Lender means a Lender which is treated as a resident of a US Treaty State for the purposes of the US Treaty.”

(bb)	in clause 11.6.1 of the Original Facility Agreement a new definition of “US Treaty State” shall be inserted in the correct alphabetical order of defined terms as follows:

“US Treaty State” means a jurisdiction having a double taxation agreement (a “US Treaty”) with the United States of America.”

(cc)	in clause 11.6.2 of the Original Facility Agreement the word “Borrower” shall be deleted and replaced with “Obligor”;

(dd)	a new clause 11.6.4 shall be inserted into the Original Facility Agreement in the correct numerical order as follows:

“A payment shall not be increased under Clause 11.6.2 above by reason of a Tax Deduction on account of Tax imposed by the United States of America, if on the date on which the payment falls due:

(a)

the payment could have been made to the relevant Lender without the Tax Deduction if the Lender had been a US Qualifying Lender, but on that date that Lender is not or has ceased to be a US Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority; or

(b)

the relevant Lender is a US Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 11.6.5 below.”

(ee)	in clause 11.6.5(a) (as renumbered following the insertion of new clause 11.6.4 pursuant to paragraph (dd) above), after each reference to “UK Treaty Lender” insert “or US Treaty Lender”;

(ff)	new definitions shall be inserted into clause 17.1 (Definitions) of the Original Facility Agreement as follows (which shall be inserted alphabetically within clause 17.1 (Definitions)):

Celgene Option	the exclusive option granted by OncoMed Target to Celgene Corporation (“Celgene”) in relation to OncoMed Target’s etigilimab product, pursuant to the Master Research and Collaboration Agreement by and among OncoMed Target, Celgene Corporation and Celgene Alpine Investment Company, II, LLC dated 2 December 2013;

NAVI Licence	any exclusive licence from OncoMed Target to NAVI Sub in respect of Oncomed Target’s etigilimab product;

NAVI Sub	NAVI Subsidiary, Inc., a Delaware corporation;

Mereo US Holdings	Mereo US Holdings Inc;

OncoMed Acquisition CVR Agreement	a Contingent Value Rights Agreement between the Borrower and Computershare Inc., substantially in the form submitted to the U.S. Securities and Exchange Commission on or around the date of the OncoMed Merger Agreement;

OncoMed Acquisition Date	the date on which Closing (as defined in the OncMed Merger Agreement) occurs;

OncoMed Existing CVR Agreement	a Contingent Value Rights Agreement between the OncoMed Target and Computershare Inc., dated 14 March 2019.

OncoMed Merger Agreement	the Agreement and Plan of Merger and Reorganisation between the Borrower, OncoMed Acquisition Holdco and Mereo Mergerco One Inc., and OncoMed Target dated 5 December 2018;

OncoMed Restricted Assets	any asset or right subject to any restriction pursuant to the NAVI Licence and/or the Celgene Option that precludes inter alia, the granting of third party security over such asset or right or the proceeds of any such asset or right;

OncoMed Target	OncoMed Pharmaceuticals Inc;

Permitted Distribution

(a)   any dividends or distributions by an Obligor or a Subsidiary of an Obligor in respect of long term incentive plans or employee and officer shares schemes in operation in respect of an Obligor or Subsidiary of an Obligor.

(b)   any payment (including any payment by way of cash, issuance of shares or other payment in kind) required to be made in accordance with the OncoMed Acquisition CVR Agreement and/or the OncoMed Existing CVR Agreement;

US Security Agreement	a security agreement between Mereo US Holdings and OncoMed Target and NAVI Sub (as grantors) and the Security Agent (as security agent).

(gg)	the definition of “GAAP” in clause 17.1 (Definitions) of the Original Facility Agreement shall be deleted in its entirety and replaced with the following:

“GAAP” means:

(i)

in respect of any Obligor other than Mereo US Holdings or any of its Subsidiaries (and in respect of all Obligors to the extent Group consolidated financial statements are required), generally accepted accounting principles in the United Kingdom, including IFRS; and

(ii)	in respect of Mereo US Holdings or any of its Subsidiaries (if applicable), generally accepted accounting principles in the United States, including IFRS;

(hh)

the definition of “Indebtedness” in clause 17.1 (Definitions) shall be amended by deleting the words “capital lease obligations” and replacing them with: “the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force on 28 September 2018, have been treated as an operating lease)”;

(ii)	paragraph (b) of the definition of “Permitted Disposal” in clause 17.1 (Definitions) shall be amended by adding: “Permitted Distribution, ” after “a Permitted Lien,”

(jj)	paragraph (c) of the definition of “Permitted Disposal” in clause 17.1 (Definitions) shall be amended by adding: “or US Security Agreement (as applicable)” after the word “Debenture”;

(kk)

new paragraph (e) to be added to the definition of “Permitted Disposal” which reads: any payment or disposal made pursuant to the OncoMed Existing CVR Agreement, the OncoMed Acquisition CVR Agreement and/or the Celgene Option;

(ll)

paragraph (e) of the definition of “Permitted Disposal” in clause 17.1 (Definitions) to be renumbered as “f” (and the reference therein to “(d)” to be replaced with “(e)” and shall be amended by deleting the words and number: “£250,000” and replacing them with: “£500,000”;

(mm)	paragraph (d) of the definition of “Permitted Guarantee” in clause 17.1 (Definitions) shall be amended by deleting the words and number: “£250,000” and replacing them with: “£500,000”;

(nn)	paragraph (m) of the definition of “Permitted Indebtedness” in clause 17.1 (Definitions) shall be amended by deleting the words and number: “£250,000” and replacing them with: “£500,000”;

(oo)	paragraph (i) of the definition of “Permitted Investments” in clause 17.1 (Definitions) shall be amended by deleting the words and number: “£250,000” and replacing them with: “£500,000”;

(pp)	paragraph (i) of the definition of “Permitted Investments” in clause 17.1 (Definitions) shall be amended by deleting the words and number: “£250,000” and replacing them with: “£500,000”;

(qq)

paragraph (c) of the definition of “Permitted Liens” in clause 17.1 (Definitions) shall be amended by deleting the words and number: “Two Hundred and Fifty Thousand Sterling (£250,000)” and replacing them with: “Fife Hundred Thousand Pounds Sterling (£500,000)”;

(rr)

paragraph (g) of the definition of “Permitted Liens” in clause 17.1 (Definitions) shall be amended by adding “or in respect of any amounts subject of a Permitted Distribution in accordance with paragraph (b) of the definition of Permitted Distribution” after “Obligor”;

(ss)

paragraph (h) of the definition of “Permitted Liens” in clause 17.1 (Definitions) shall be amended by deleting the words and number: “one hundred thousand pounds Sterling £100,000” and replacing them with: “Two Hundred Thousand Pounds Sterling (£200,000)”; and

(tt)

the definition of “Security Documents” in clause 17.1 (Definitions) shall be amended by deleting the words: “(vii) the IP Agreement” and replacing them with: “(vii) the US Security Agreement; and (viii) the IP Agreement”.

SCHEDULE 6

REPAYMENT SCHEDULE

Payment Due	Drawdown	Fees	Advance Payment	Capital	Interest	Drawdown	Old final payment due	Fees	Advance Payment	Capital	Interest	Net payment
						-20,000,000			741,403
Oct-2018	(20,455,000.00)	102,275.00	960,097.28	0.00	144,889.58	(455,000.00)	455,000.00	102,275.00	218,694.60	0.00	144,889.58	465,859.18
Nov-2018	0.00	0.00	0.00	0.00	144,889.58	0.00		0.00	0.00	0.00	144,889.58	144,889.58
Dec-2018	0.00	0.00	0.00	0.00	144,889.58	0.00		0.00	0.00	0.00	144,889.58	144,889.58
Jan-2019	0.00	0.00	0.00	0.00	144,889.58	0.00		0.00	0.00	0.00	144,889.58	144,889.58
Feb-2019	0.00	0.00	0.00	0.00	144,889.58	0.00		0.00	0.00	0.00	144,889.58	144,889.58
Mar-2019	0.00	0.00	0.00	0.00	144,889.58	0.00		0.00	0.00	0.00	144,889.58	144,889.58
Apr-2019	0.00	0.00	0.00	0.00	144,889.58	0.00		0.00	0.00	0.00	144,889.58	144,889.58
May-2019	0.00	0.00	0.00	0.00	144,889.58	0.00		0.00	0.00	0.00	144,889.58	144,889.58
Jun-2019	0.00	0.00	0.00	0.00	144,889.58	0.00		0.00	0.00	0.00	144,889.58	144,889.58
Jul-2019	0.00	0.00	0.00	0.00	144,889.58	0.00		0.00	0.00	0.00	144,889.58	144,889.58
Aug-2019	0.00	0.00	0.00	0.00	144,889.58	0.00		0.00	0.00	0.00	144,889.58	144,889.58
Sep-2019	0.00	0.00	0.00	0.00	144,889.58	0.00		0.00	0.00	0.00	144,889.58	144,889.58
Oct-2019	0.00	0.00	0.00	0.00	144,889.58	0.00		0.00	0.00	0.00	144,889.58	144,889.58
Nov-2019	0.00	0.00	0.00	0.00	144,889.58	0.00		0.00	0.00	0.00	144,889.58	144,889.58
Dec-2019	0.00	0.00	0.00	0.00	144,889.58	0.00		0.00	0.00	0.00	144,889.58	144,889.58
Jan-2020	0.00	0.00	0.00	1,432,069.72	0.00	0.00		0.00	0.00	1,432,069.72	0.00	1,432,069.72
Feb-2020	0.00	0.00	0.00	1,297,323.96	134,745.76	0.00		0.00	0.00	1,297,323.96	134,745.76	1,432,069.72
Mar-2020	0.00	0.00	0.00	1,306,513.34	125,556.38	0.00		0.00	0.00	1,306,513.34	125,556.38	1,432,069.72
Apr-2020	0.00	0.00	0.00	1,315,767 81	116,301.91	0.00		0.00	0.00	1,315,767.81	116,301.91	1,432,069.72
May-2020	0.00	0.00	0.00	1,325,087.83	106,981.89	0.00		0.00	0.00	1,325,087.83	106,981.89	1,432,069.72
Jun-2020	0.00	0.00	0.00	1,334,473.87	97,595.85	0.00		0.00	0.00	1,334,473.87	97,595.85	1,432,069.72
Jul-2020	0.00	0.00	0.00	1,343,926.39	88,143.32	0.00		0.00	0.00	1,343,926.39	88,143.32	1,432,069.72
Aug-2020	0.00	0.00	0.00	1,353,445.87	78,623.85	0.00		0.00	0.00	1,353,445.87	78,623.85	1,432,069.72
Sep-2020	0.00	0.00	0.00	1,363,032.78	69,036.94	0.00		0.00	0.00	1,363,032.78	69,036.94	1,432,069.72
Oct-2020	0.00	0.00	0.00	1,372,687.50	59,382.12	0.00		0.00	0.00	1,372,687.60	59,382.12	1,432,069.72
Nov-2020	0.00	0.00	0.00	1,382,410.80	49,658.92	0.00		0.00	0.00	1,382,410.80	49,658.92	1,432,069.72
Dec-2020	0.00	0.00	0.00	1,392,202.88	39,866.84	0.00		0.00	0.00	1,392,202.88	39,866.84	1,432,069.72
Jan-2021	0.00	0.00	0.00	1,402,064.31	30,005.40	0.00		0.00	0.00	1,402,064.31	30,005.40	1,432,069.72
Feb-2021	0.00	0.00	0.00	1,411,995.60	20,074.12	0.00		0.00	0.00	1,411,995.60	20,074.12	1,432,069.72
Mar-2021	0.00	2,147,775.00	(960,097.28)	1,421,997.24	10,072.48	0.00		2,147,775.00	(960,097.28)	1,421,997.24	10,072.48	2,619,747.44

SCHEDULE 7

NET CASH CALCULATION

NET CASH SCHEDULE EXAMPLE

	Feb-19	Feb-19
Unaudited Balance Sheet	Balance Sheet	Net Cash	Note
Assets
Cash and cash equivalents Marketable securities			cash and money market fund all other short term investments, including accrued interest income

TOTAL Cash, cash equivalents and short term investments	$54.1	$54.1	cash and money market fund and other short term investments

Accounts receivable	0.9	0.9	Accounts receivables including, but not limited to (1) $0.3M landlord approved TIA reimbursement (2) $0.6M Celgene TIGIT clinical biomarker reimbursement (Celgene payment received in mid-March)

All current prepaid assets (Prepaid expenses and deposits)	1.8	1.8

Prepaid expenses including, but not limited to,

(1) $425k prepaid commercial/cargo/clinical/EPL insurances

(2) $115K prepaid maintenance contracts (e.g. faclity, IT network, servers, Emails, IP, etc.)

(3) $58K prepaid annual licenses/Nasdaq (e.g. accounting, manufacturing, regulatory/clinical annual licenses)

(4) $601K clinical study deposits

(5) $550 IRS tax refund in 2019

			Income tax receivable
Other assets (Income tax receivable and long term deposits)	0.7	0.7	(1) IRS tax refund in 2021 $550K (2) $0.2M PG&E and other deposits
Fixed Assets (NET BOOK VALUE)	0.7	EXCLUDED	LHI amortization life adjusted to December 2019 (planned facility relocation)

Total receivables, prepaid and other assets	$4.0	$3.3

Total assets	$58.1

Liabilities and stockholders’ equity (deficit)			MINUS - ACCOUNTS PAYABLE, ACCRUED LIABILITIES AND EXPENSES
Accounts Payable	1.6	(1.6)	Accounts Payable ordinary course of business timing of payment Accrued clinical liabilities - expenses incurred but not yet paid for
Accrued Clinical Liabilities	2.3	(2.3)	(1) $1.8M NAVI patient costs and CRO services accruals
Accrued Liabilities	0.7	(0.7)

(2) $0.4M TIGIT patient costs and CRO services accruals

(3) $0.1M GITRL patient costs and CRO services accruals

Accrued Liabilities - expenses incurred but not yet paid for ordinary business expenses incurred and accrued on the Cash Determination Time. Including, but not limited to

(1) $0.3M consulting

(2) $0.2M vacation

(3) $0.2M contract srvc, bonus, etc.

REDUCED by accrued VACATION for retained employees		0.1	exclusion of the accrued vacation for any retained employees at the Determination Date
Deferred revenue (short term and long term)	0.3	(0.3)	Celgene TIGIT BM unearned revenue
Deferred rent (short term and long term)	4.4	EXCLUDED	GAAP items - Non cash
Accrued Transaction Fees	0.4	(0.4)	current accrued expenses, including M&A legal, banker, audit, advisor, accountants, tax fees, etc.
Accrued Severance liabilities	0.7	(0.7)	current accrued severance
Accrued Tenant liabilities	0.4	(0.4)	Subleased tenants security deposits and TIA pass thru
Unpaid D&O Tail Insurance		—	included in below - additional projected Transaction Fees

TOTAL LIABILITIES	$10.7	$(6.3)
Stockholders’ equity (deficit)	$47.4	EXCLUDED

Total liabilities and stockholders’ equity (deficit)	$58.1

NET CASH BALANCE	NET CASH BALANCE	$51.1

Potential upsides
Equipment, tumor bank and assets sale		—	Booked receivable $1.4M
Tumor Bank Sale		—	$2.6M Cash received
GOG Credit		0.3	Agreed with Milan

Total Credits		0.3
Projected additional cash burn Q1 2019 OpEx
additional OpEx in March		(2.7)	per projections, pending
additional OpEx in April up to closing		(1.6)	per projections, pending
additional projected transaction fees		(5.1)	legal, banker, and others
additional severance liability		(4.2)	Officers terminations at closing

Total additional costs		(13.6)
ADJUSTED NET CASH BALANCE		$37.8

SIGNATURES

THE BORROWER EXECUTED as a DEED by MEREO BIOPHARMA GROUP PLC acting by Denise Scots-Knight a director in the presence of:	) ) ) )

/s/ Denise Scots-Knight
Director

/s/ Shanna Pillado
Witness

Name: Shanna Pillado

Address: 800 Chesapeake Drive Redwood City, CA 94063

Occupation: Office Manager

THE GUARANTORS EXECUTED as a DEED by MEREO BIOPHARMA 1 LIMITED acting by Richard Jones a director in the presence of:	) ) ) )

/s/ Richard Jones
Director

/s/ Shanna Pillado
Witness

Name: Shanna Pillado

Address: 800 Chesapeake Drive Redwood City, CA 94063

Occupation: Office Manager

EXECUTED as a DEED by MEREO BIOPHARMA 2 LIMITED acting Richard Jones a director in the presence of:	) ) ) ) )

/s/ Richard Jones
Director

/s/ Shanna Pillado
Witness

Name: Shanna Pillado

Address: 800 Chesapeake Drive Redwood City, CA 94063

Occupation: Office Manager

EXECUTED as a DEED by MEREO BIOPHARMA 3 LIMITED acting by Richard Jones a director in the presence of:	) ) ) ) )

/s/ Richard Jones
Director

/s/ Shanna Pillado
Witness

Name: Shanna Pillado

Address: 800 Chesapeake Drive Redwood City, CA 94063

Occupation: Office Manager

EXECUTED as a DEED by MEREO BIOPHARMA 4 LIMITED acting by Richard Jones a director in the presence of:	) ) ) ) )

/s/ Richard Jones
Director

/s/ Shanna Pillado
Witness

Name: Shanna Pillado

Address: 800 Chesapeake Drive Redwood City, CA 94063

Occupation: Office Manager

SIGNED for and on behalf of MEREO BIOPHARMA IRELAND LIMITED by its lawfully appointed attonery Richard Jones in the presence of: /s/ Richard Jones

Signature of witness: /s/ Shanna Pillado

Name of witness: Shanna Pillado

Address of witness: 800 Chesapeake Drive,

Redwood City, CA 94063

Occupation of witness: Office Manager

) )

THE LENDER, WARRANTHOLDER, AGENT AND SECURITY AGENT EXECUTED as a DEED by KREOS CAPITAL V (UK) LIMITED acting by Maurizio PetitBon a director in the presence of:	) ) ) )

/s/ Maurizio PetitBon
Director

/s/ Laura Hedley
Witness

Name: Laura Hedley

Address: 25 Old Burlington Street London W1S 3AN

Occupation: Admin Assistant

THE LENDER AND WARRANTHOLDER

EXECUTED as a DEED on behalf of SILICON VALLEY BANK a California corporation by Ian Murchie (authorised signatory), being a person who, in accordance with the laws of that territory, is acting under the authority of the corporation:	) ) ) ) )

/s/ Ian Murchie
Authorised Signatory